Contact:	Damon Elder delder@ahinvestors.com (949) 270-9207

Griffin-American Healthcare REIT II Acquires
Medical Office Buildings in Florida, Georgia and South Carolina

NEWPORT BEACH, Calif. (Feb. 02, 2012) – Griffin-American Healthcare REIT II (formerly known as Grubb & Ellis Healthcare REIT II) announced today that it has acquired three medical office buildings in Florida, Georgia and South Carolina for an aggregate purchase price of $25.1 million. As of Jan. 30, 2012, the company’s portfolio totaled 70 buildings valued at approximately $630 million, based on purchase price.

Totaling approximately 117,000 square feet, the three medical office buildings enjoy high occupancy and are either located on the campus of, or in close vicinity to, a regional medical center.

“We believe the aging of America is driving demand for healthcare services constantly higher throughout the country,” said Danny Prosky. “Griffin-American Healthcare REIT II is designed to take advantage of this demographic wave through the acquisition of clinical healthcare facilities that produce immediate income for our investors. These latest additions to our portfolio meet these criteria and build upon our institutional-quality nationwide portfolio.”

Boynton East Medical Office Building – Boynton Beach, Florida
Boynton East Medical Office Building is a two-story, 28,000-square-foot facility built in 2003 on the campus of the 400-bed Bethesda Memorial Hospital in Boynton Beach, Florida. The property is 95 percent leased to eight tenants, the largest of which is Bethesda Memorial, which occupies more than 46 percent of the building.

East-West Medical Office Building – Austell, Georgia
East-West Medical Office Building is a single-story, 42,000-square-foot facility built in 1999 in the Atlanta suburb of Austell, Georgia. The property is 100 percent leased to two tenants, the largest of which is Ortholink Physicians Corporation, which occupies nearly 79 percent of the building. The 382-bed WellStar Cobb Hospital, which employs more than 11,000 people, is located approximately one-half mile from East West Medical Office Building.

Okatie Medical Office Building – Okatie, South Carolina
Okatie Medical Office Building is a three-story, 47,000-square-foot facility built in 1997 in Okatie, South Carolina. The property is approximately 91 percent leased to three tenants, including Hilton Head Regional Healthcare System, which occupies nearly 82 percent of the building.

Griffin-American Healthcare REIT II financed the acquisition through the assumption of $11.9 million of existing debt, $12 million in borrowings under its line of credit with Bank of America, N.A., as well as net cash proceeds received from its offering.

As of Sept. 30, 2011, the company’s property portfolio was 97 percent leased with a weighted average remaining lease term of approximately ten years and leverage of 25.6 percent.

Griffin-American Healthcare REIT II has sold approximately 49,142,228 shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $490,386,000 through its initial public offering, as of Jan. 27, 2012.

About Griffin-American Healthcare REIT II, Inc. (formerly known as Grubb & Ellis Healthcare REIT II)
Griffin-American Healthcare REIT II, Inc. is a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. The REIT is co-sponsored by American Healthcare Investors LLC and Griffin Capital Corporation. Griffin-American Healthcare REIT II currently owns in excess of $630 million in assets, based on purchase price, and is seeking to raise up to approximately $3.0 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings, skilled nursing facilities, hospitals, and assisted living facilities. For more information regarding Griffin-American Healthcare REIT II, please visit www.HealthcareREIT2.com.

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This release contains certain forward-looking statements with respect to whether the three newly acquired medical office buildings meet the company’s clinical healthcare acquisition strategy, whether these facilities will provide immediate income to our investors, and whether the company can take advantage of the “aging of America” and presumed increased demand this demographic change may create for healthcare facilities such as those acquired by the company. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of these three medical office buildings and their tenants; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; the uncertainties relating to the implementation of our real estate investment strategy; the successful transition of advisory and dealer manager services and the ability of our new dealer manager to raise significant capital on our behalf and for our new co-sponsors to successfully deploy it; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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